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Exhibit 10.44

FINAL

LOAN AND SECURITY AGREEMENT

between

SILICON VALLEY BANK

and

ISIS PHARMACEUTICALS, INC.

December 15, 2003

$32,000,000

i

        This LOAN AND SECURITY AGREEMENT dated December 15, 2003, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and ISIS PHARMACEUTICALS, INC. ("Borrower"), whose address is 2292 Faraday Avenue, Carlsbad, CA 92008, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.    ACCOUNTING AND OTHER TERMS.    Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) but not limited to," in this or any Loan Document.

2.    LOAN AND TERMS OF PAYMENT

2.1    Credit Extensions.

        Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1    Term Loan.

        Bank will make a Term Loan available to Borrower in one advance.

2.2    Reserved.

2.3    Interest Rate, Payments.

        (a)    Interest Rate.    The Term Loan accrues interest at a variable per annum rate equal to the greater of the Prime Rate or four percent (4.0%); provided that, on or before the Closing Date, Borrower may elect a fixed per annum rate of interest applicable to the Term Loan equal to the greater of the Treasury Note Rate or five and one quarter percent (5.25%); provided, further, that at any time after the Closing Date, Borrower may elect, by written notice to Bank received by 12:00 noon Pacific time on the day such rate is to be effective, a fixed per annum rate of interest applicable to the Term Loan equal to the then applicable variable rate plus one and one quarter (1.25) percentage points. In addition, at any time Borrower may reduce the applicable rate of interest on the Term Loan by one quarter (0.25) of a percentage point (up to a maximum of one half (0.50) of one percentage point) for each additional $25,000,000 in excess of the amount otherwise required hereunder that Borrower maintains in deposit and/or investment account balances at Bank or an affiliate of Bank. The variable rate of interest increases or decreases when the Prime Rate changes. After the occurrence and during the continuance of an Event of Default, Obligations accrue interest at two (2) percentage points above the rate effective immediately before the Event of Default. Interest is computed on a 360 day year for the actual number of days elapsed.

        (b)    Payments.    Payments of principal and interest due on the Term Loan are payable on the 10th of each month. Borrower will pay 60 equal installments of principal and interest (the "Term Loan Payment"). Borrower's final Term Loan Payment, due on December    , 2008, includes all outstanding Term Loan principal and accrued interest. Bank may debit any of Borrower's deposit accounts including Account Number 3300420522 for principal and interest payments owing or any other amounts due and payable by Borrower to Bank hereunder. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest accrues.

        (c)    Prepayments.    Borrower may prepay the Term Loan, in whole or in part, without penalty or premium so long as the Term Loan bears interest at a variable rate. If the Term Loan bears interest at a fixed rate as elected by Borrower hereunder, Borrower may prepay the Term Loan in whole only, and any such prepayment shall be made together with a prepayment fee equal to: (i) three percent (3%) of the amount prepaid if prepayment is made during the first 16 months of the term of the Term Loan; (ii) two percent (2%) of the amount prepaid if prepayment is made during months 17 through 32 of the term of the Term Loan; (iii) one percent (1%) of the amount prepaid if prepayment is made during months 33 through 48 of the term of the Term Loan; and (iv) no prepayment fee shall be payable if prepayment is made after the fourth year of the term of the Term Loan.

2.4    Fees.

        Borrower will pay:

        (a)    Bank Expenses.    All Bank Expenses (including reasonable attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due; provided, however, that these expenses will not exceed $15,000 so long as standard bank documents are used in this transaction.

        (b)    Loan Fee.    On the Closing Date a loan fee equal to $75,000. The Parties acknowledge that Borrower has already paid Bank a $20,000 deposit which shall be applied against Bank Expenses and any balance shall be applied against the loan fee.

3.    CONDITIONS OF LOANS

3.1    Conditions Precedent to the Term Loan.

        Bank's obligation to make the Term Loan is subject to the following conditions precedent:

        (a)   Receipt by Bank of any Payment/Advance Form with respect to the funding of the Term Loan in its entirety.

        (b)   Receipt by Bank of evidence of repayment, or arrangement for repayment, of Borrower's debt owing to Boehringer Ingelheim and Elan.

        (c)   Execution and delivery by Borrower of a Negative Pledge Agreement, in form and substance attached hereto as Exhibit D, with respect to Borrower's Intellectual Property.

        (d)   Receipt by Bank of a legal opinion of Borrower's Vice President Legal and General Counsel in form and substance as attached hereto as Exhibit E.

        (e)   Borrower shall have established deposit and/or investment accounts at Bank or an affiliate of Bank with aggregate balances of at least the outstanding amount of the Term Loan.

        (f)    Satisfactory review by Bank of the subordination provisions of the indebtedness of Borrower in connection with its Convertible Subordinated Debt.

        (g)   The representations and warranties in Section 5 must be materially true and no Event of Default may have occurred and be continuing, or result from the Term Loan.

        (h)   Bank shall receive the financial projections, information, agreements, and documents it reasonably requires.

4.    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest.

        Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations. At any time during the term hereof, if no Event of Default then exists, Borrower may elect to pledge to Bank a first priority security interest in a certificate of deposit (the "CD") in the principal amount of at least the amount of the then outstanding balance under the Term Loan, and, upon such pledge, Bank agrees that it shall immediately release its security interest in all other Collateral and will amend this Agreement to release Borrower from the application of the covenants set forth in clause (ii) of Section 6.2(a), Sections 6.3 - 6.6, 6.8 - 6.10, 7.2 - 7.4, and 7.6 - 7.9. The CD shall thereafter constitute the sole Collateral for the remainder of the term of the Term Loan (including for purposes of the surviving covenants under Sections 7.1 and 7.5)) and shall be maintained at a balance at all times of at least the then outstanding amount of the Term Loan.

4.2    Contingent Cash Collateral.

        In the event there is a breach by Borrower of the covenant set forth in Section 6.8, Borrower shall immediately pledge and deliver to Bank a CD in the principal amount of at least the amount of the then outstanding balance under the Term Loan. Such delivery and pledge of the CD shall be deemed to have cured the Event of Default arising from the breach of such covenant. If Borrower shall thereafter comply with the requirement of Section 6.8 hereunder and, subject to Borrower's option to pledge the CD under Section 4.1 hereunder in lieu of the other Collateral, if no other Event of Default shall exist, and if Bank shall at such time continue to hold a perfected, first priority security interest in the Collateral, then Bank shall release the CD to Borrower.

4.3    Bank Account Collateral.

        Bank hereby agrees that so long as no Event of Default exists, except as provided in Section 4.1 with respect to the CD, Bank's security interest in any deposit or investment account shall not restrict Borrower's right to access and employ funds in such accounts. Bank further agrees that upon any exercise of its rights and remedies hereunder upon the occurrence and during the continuance of an Event of Default, Bank shall exercise such rights and remedies in the following order: (i) first as to deposit and investment accounts held at Bank or an affiliate of Bank, (ii) second as to any deposit or investment accounts held at third party financial institutions, and (iii) third as to any other Collateral secured under Section 4.1. In addition, Bank will not exercise its rights under any control agreements issued pursuant to Section 6.10 unless an Event of Default has occurred and is continuing.

5.    REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

5.1    Due Organization and Authorization.

        Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's certificate of incorporation and bylaws, nor constitute an event of default under any Material Agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2    Collateral; Intellectual Property.

        Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. To Borrower's knowledge, all Inventory is in all material respects of good and serviceable quality, free from material defects. Except as disclosed pursuant to Borrower's public filings with the Securities and Exchange Commission or as would not reasonably be expected to cause a Material

Adverse Change, Borrower owns, possesses, licenses or has other rights to use its Intellectual Property that is necessary for Borrower to conduct its business existing as of the Closing Date.

5.3    Litigation.

        Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4    No Material Adverse Change in Financial Statements.

        All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. To Borrower's knowledge, there has not been any deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank that could reasonably be expected to cause a Material Adverse Change.

5.5    Solvency.

        The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6    Regulatory Compliance.

        Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally or the violation of which would not cause a Material Adverse Change. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7    Subsidiaries.

        As of the Closing Date, Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8    Full Disclosure.

        No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading at the time such statement was made. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.    AFFIRMATIVE COVENANTS

        Borrower will do all of the following:

6.1    Government Compliance.

        Borrower will maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2    Financial Statements, Reports, Certificates.

        (a)   Borrower will deliver to Bank: (i) within 5 Business Days of the required filing date, copies of all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (ii) a prompt report of any legal actions pending against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $1,000,000 (to the extent not covered by insurance) or more; and (iii) budgets, sales projections, operating plans or other financial information which Borrower prepares in accordance with its past practices and which Bank reasonably requests.

        (b)   Within 5 Business Days of the required filing dates referenced in (a)(i) above with respect to reports on Form 10-K and 10-Q, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

6.3    Inventory.

        Borrower will maintain its Inventory consistent with its past practices.

6.4    Taxes.

        Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments.

6.5    Insurance.

        Borrower will keep its business and the Collateral insured for risks and in amounts, as reasonable and customary for a corporation of similar size and business as Borrower. Insurance policies will be in a form, with companies, and in amounts that are reasonable and customary for a corporation of similar size and business as Borrower. All policies covering Collateral will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies covering Collateral will show the Bank as an additional insured. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments.

6.6    Location of Equipment.

        Keep Borrower's and its Subsidiaries' Equipment only at the locations identified on Schedule 6.6 and their chief executive offices only at the locations identified on Schedule 6.6; provided, however, that Borrower may amend Schedule 6.6 so long as such amendment occurs by written notice to Bank not less than 30 days prior to the date on which such Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States.

6.7    Primary Accounts.

        On or before May 30, 2004, Borrower shall establish, and thereafter maintain, its primary depository and operating accounts with Bank; provided that prior to the funding of the Term Loan Borrower shall establish, and thereafter maintain, investment and deposit accounts at Bank or affiliates of Bank with aggregate balances at least equal to the outstanding amount of the Term Loan, and provided further that between the Closing Date and May 30, 2004 Borrower shall use its best efforts to establish such other accounts with Bank. Such balances are not considered restricted.

6.8    Financial Covenants.

        Borrower will maintain, as of the last day of each quarter, Liquidity of at least the greater of (a) Cash Burn for such quarter multiplied by two (2), or (b) the then outstanding balance of the Term Loan multiplied by one and one-half (1.5). "Liquidity" is unrestricted cash on hand (and cash equivalents). "Cash Burn" is the change in Liquidity from that as of the prior quarter end to Liquidity calculated at such quarter end, excluding such extraordinary items as Borrower may reasonably request and as Bank may approve in its reasonable discretion.

6.9    Intellectual Property Rights.

        Borrower will protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent necessary for Borrower to conduct its business.

6.10    Control Agreements.

        With respect to deposit accounts or investment accounts maintained at financial institutions other than Bank (other than up to an aggregate of $1,000,000 maintained in financial institutions located outside of the United States), within the later of 5 Business Days of the opening of any such deposit account or investment account or 30 days after the Closing Date, Borrower will execute and deliver to Bank control agreements in form reasonably satisfactory to Bank in order for Bank to perfect its security interest in Borrower's deposit accounts or investment accounts; provided, however that with respect to any account maintained at an affiliate of Bank, such a control agreement shall be executed and delivered on or before the Closing Date.

6.11    Further Assurances.

        Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS

        Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld or delayed:

7.1    Dispositions.

        Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of the Collateral, other than (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete Equipment; or (iii) other Transfers of Collateral in the ordinary course of business up to $5,000,000 per year but in no event including the CD.

7.2    Changes in Business, Ownership, Management or Business Locations.

        Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related or ancillary thereto or issue new equity securities in an amount greater than an aggregate of 33% of its common stock outstanding on the Closing Date, calculated on a fully diluted basis, in a single transaction or series of related transactions (unless such transactions are approved by Borrower's stockholders) or voluntarily terminate its Chief Executive Officer or Executive Vice President and Chief Financial Officer without cause.

7.3    Mergers or Acquisitions.

        Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (ii) Borrower is the surviving entity after any such transaction has been consummated and (iii) such transaction would not result in a decrease of more than 25% of Borrower's Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower. Notwithstanding the foregoing, Borrower may Transfer all or substantially all of its business to a Person (whether by merger, consolidation, sale of stock or sale of assets) if (i) such Person has a market capitalization or Tangible Net Worth equal to or greater than $500,000,000 immediately prior to the consummation of such transaction, and (ii) such Person assumes all rights, duties and obligations of Borrower under the Loan Documents.

7.4    Indebtedness.

        Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance.

        Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6    Distributions; Investments.

        Make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (i) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $5,000,000 in the aggregate in any fiscal year, (ii) redeeming, repaying or servicing Borrower's Convertible Subordinated Debt in accordance with the terms of such debt and (iii) redeeming or repaying the Lilly Debt in accordance with the terms of such debt, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases.

7.7    Transactions with Affiliates.

        Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Borrower's business, on terms less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

7.8    Subordinated Debt.

        Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt that would reasonably be expected to cause a Material Adverse Change without Bank's prior written consent.

7.9    Compliance.

        Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.    EVENTS OF DEFAULT

        Any one of the following is an Event of Default:

8.1    Payment Default.

        If Borrower fails to pay any of the Obligations within 5 Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

        Subject to Section 4.1, If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, or any other Loan Documents and as to any default under a term, condition or covenant that can be cured, and has not cured the default within 30 days of the earlier of written notice thereof from Bank or Borrower's actual knowledge thereof. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3    Material Adverse Change.

        If there occurs a Material Adverse Change, and if, in the determination of Bank (in its sole discretion), such Material Adverse Change is curable, Borrower has not cured the same within 30 days of the earlier of written notice thereof from Bank or Borrower's actual knowledge thereof. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.4    Attachment.

        If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5    Insolvency.

        If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6    Other Agreements.

        If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $10,000,000 or that could cause a Material Adverse Change; provided that if such Indebtedness is owing by Borrower to a party who has entered into a technology collaboration or partnership agreement with Borrower, then such default shall be an Event of Default hereunder only if (i) such party accelerates such Indebtedness, (ii) the accelerated amount of such Indebtedness exceeds $10,000,000, (iii) Borrower does not have the right to pay such accelerated Indebtedness through the issuance of its capital stock, and (iv) any cash payment of such

Indebtedness creates an Event of Default under this Agreement by breach of a financial or other covenant hereunder.

8.7    Judgments.

        If a money judgment(s) in the aggregate of at least $5,000,000 (to the extent not covered by insurance) is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8    Misrepresentations.

        If Borrower or any authorized Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement, in any Loan Document, or in any writing delivered to Bank to induce Bank to enter this Agreement.

9.    BANK'S RIGHTS AND REMEDIES

9.1    Rights and Remedies.

        Subject to Section 4.3, When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

        (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

        (b)   Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

        (c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

        (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

        (e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

        (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's Intellectual Property solely to extent required in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

        (g)   Dispose of the Collateral according to the Code.

9.2    Power of Attorney.

        Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits, but only to the extent of the then current outstanding balance under the Term Loan. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred, but only after Bank has requested in writing such actions from Borrower and Borrower has failed to promptly perform such action after such notice. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3    Accounts Collection.

        Subject to Section 4.3, when an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses.

        If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5    Bank's Liability for Collateral.

        If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    Remedies Cumulative.

        Bank's rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given. In all cases Bank's recourse under this Agreement is limited to the extent of the Obligations.

9.7    Demand Waiver.

        Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.    NOTICES

        All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.    GENERAL PROVISIONS

12.1    Successors and Assigns.

        This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Unless pursuant to a transaction permitted under Section 7.3, Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement; provided, however, that if no Event of Default has occurred and is continuing, Bank will not sell, Transfer, negotiate or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement to any of Borrower's competitors.

12.2    Indemnification.

        Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or reasonable Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3    Time of Essence.

        Time is of the essence for the performance of all obligations in this Agreement.

12.4    Severability of Provision.

        Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    Amendments in Writing, Integration.

        All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into and are superceded by this Agreement and the Loan Documents.

12.6    Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7    Survival.

        Subject to Section 4.1, all covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8    Confidentiality.

        In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or Affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans, but only pursuant to a confidentiality agreement, (iii) as required by law, regulation, subpoena, or other order, and (iv) as required in connection with Bank's examination or audit, but only pursuant to a confidentiality agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank if not the result of Banks breach of this Agreement, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know, after due inquiry, that the third party is prohibited from disclosing the information.

12.9    Attorneys' Fees, Costs and Expenses.

        In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.    DEFINITIONS

13.1    Definitions.

        In this Agreement:

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

        "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Bank Expenses" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings and as limited by Section 12.9).

        "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

        "Cash Burn" is defined in Section 6.8.

        "Closing Date" is the date of this Agreement.

        "Code" is the California Uniform Commercial Code.

        "Collateral" is the property described on Exhibit A (unless modified pursuant to Section 4.1).

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

        "Convertible Subordinated Debt" means Borrower's 5 1/2% Convertible Subordinated Notes due 2009.

        "Credit Extension" is the Term Loan and any other extension of credit by Bank for Borrower's benefit.

        "Equipment" is all present and future machinery, equipment, furniture, vehicles, tools and parts in which Borrower has any interest.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "GAAP" is United States generally accepted accounting principles.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property" is:

        (a)   Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

        (b)   Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

        (c)   All design rights which may be available to Borrower now or later created, acquired or held;

        (d)   Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

        (e)   All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

        "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Liquidity" is defined in Section 6.8.

        "Lilly Debt" means the debt of the Borrower under that certain Loan Agreement dated August 17, 2001 between Borrower and Eli Lilly and Company.

        "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

        "Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

        "Material Adverse Change" means (i) a material adverse change in the business, operations, or financial condition of the Borrower; or (ii) a material impairment of the Borrower's ability to satisfy the Obligations; or (iii) a material impairment of the value or priority of Bank's security interests in the Collateral.

        "Material Agreement" means an agreement to which Borrower is a Party that (i) Borrower has filed (including by incorporation by reference) as an exhibit to its annual report on Form 10-K or any of its quarterly reports on Form 10-Q during the fiscal year ending December 31, 2003 or (ii) Borrower entered into with Comerica Bank (including as successor to Comerica Bank-California and/or Imperial Bank) with respect to Borrower's real property.

        "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later under the Loan Documents, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin.

        "Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Permitted Indebtedness" is:

  (a)
  Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

        (b)   Indebtedness existing on the Closing Date and shown on the Schedule;

        (c)   Subordinated Debt;

        (d)   Indebtedness to trade creditors incurred in the ordinary course of business;

        (e)   Indebtedness secured by Permitted Liens; and

        (f)    Indebtedness other than Indebtedness described in clauses (a) through (e) of this definition of Permitted Indebtedness, provided such Indebtedness shall not exceed $5,000,000 in the aggregate at any given time; and

        (g)   extensions, refinancings and renewals of any items of Permitted Indebtedness.

        "Permitted Investments" are:

        (a)   Investments shown on the Schedule and existing on the Closing Date;

        (b)   Investments in Borrower's Subsidiaries existing on the date hereof;

        (c)   Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business;

        (d)   Investments, including newly formed or acquired Subsidiaries, not otherwise permitted under Section 7.6 which do not exceed $5,000,000 in the aggregate during the term of this Agreement;

        (e)   Acquisitions permitted under Section 7.3; and

        (f)    Investments in compliance with Borrower's Investment Policy, approved by the Audit Committee of Borrower's board of directors on September 21, 2000, or as otherwise approved by Borrower's board of directors.

        "Permitted Liens" are:

        (a)   Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

        (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

        (c)   Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

        (d)   Licenses or sublicenses granted in the ordinary course of Borrower's business or approved by Borrower's board of directors;

        (e)   Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

        (f)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or Section 8.7;

        (g)   Deposits in the ordinary course of business under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

        (h)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

        (i)    Liens of materialmen, mechanics, warehousemen, carriers, artisan's or other similar Liens arising in the ordinary course of Borrower's business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; and

        (j)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (i), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; provided that Borrower may extend or refinance its existing the indebtedness secured by Borrower's real property as of the Closing Date up to the appraised value of such real property.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Responsible Officer" is each of the Chief Executive Officer, the President, Executive Vice President, Chief Financial Officer and Vice President Finance.

        "Schedule" is any attached schedule of exceptions.

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank on terms reasonably satisfactory to Bank.

        "Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and minus (ii) Total Liabilities.

        "Term Loan" is a loan of $32,000,000.

        "Term Loan Maturity Date" is December 11, 2008.

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

        "Trademarks" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

        "Treasury Note Rate" is, as of the Closing Date, the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) the U.S. Treasury note yield to maturity for a term equal to 60 months as quoted in The Wall Street Journal, plus (b) 1.96 percentage points.

BORROWER:
ISIS PHARMACEUTICALS, INC.
By:
Title:
BANK:
SILICON VALLEY BANK
By:
Title:

EXHIBIT A

        The Collateral consists of all of Borrower's right, title and interest in and to the following:

        All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is held for sale or lease, or to be furnished under a contract of service or is temporarily out of Borrower's custody or possession or in transit and including any returns or repossession upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

        All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance, payment intangibles, and rights to payment of any kind;

        All now existing and hereafter arising accounts (including health-care insurance receivables), contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

        All documents (including negotiable documents), cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, money, certificates of deposit, instruments (including promissory notes) and chattel paper (including tangible and electronic chattel paper) now owned or hereafter acquired and Borrower's Books relating to the foregoing;

        All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

        All Borrower's Books relating to the foregoing, and the computers and equipment containing said books and records, and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

        Notwithstanding the foregoing, the Collateral shall not be deemed to include any: (a) such property that (1) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (2) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral; (b) copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the "Intellectual Property"), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property; (c) interest in real property (including and any fixtures thereon, accessions thereto, and rents, issues and profits thereof); (d) any leased equipment or equipment owned by the United States government; or (e) any equity investment interest in subsidiaries, Orasense Ltd, Hepasense Ltd, Hybridon Inc., Antisense Therapeutics Limited (ATL), Ercole Biotech, Santaris Pharma A/S and Ocongenex Technologies Inc.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON., P.S.T.

TO:	CENTRAL CLIENT SERVICE DIVISION	DATE:
FAX #:	(408) 496-2426	TIME:

FROM:	ISIS PHARMACEUTICALS, INC.
CLIENT NAME (BORROWER)
REQUESTED BY:	AUTHORIZED SIGNER'S NAME
AUTHORIZED SIGNATURE:
PHONE NUMBER:
FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT
PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

        All Borrower's representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for the Term Loan confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

BANK USE ONLY

TELEPHONE REQUEST:

        The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #
Received By (Bank)	Phone #
Authorized Signature (Bank)

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054
FROM:	ISIS PHARMACEUTICALS, INC.

        The undersigned authorized officer of ISIS PHARMACEUTICALS, INC. ("Borrower"), certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in compliance for the period ending                        with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date (except for those representations and warranties that expressly speak as of an earlier date, which continue to be true and correct in all material respects, in each case as of such earlier date). Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

        Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
10-Q, 10-K and 8-K	Within 5 days after required SEC filing date	Yes	No

Financial Covenant	Required	Actual	Complies
Maintain on a Quarterly Basis:
Minimum Liquidity	$ *	$	Yes	No

*
Greater of 2 × Quarter's Cash Burn or 1.5 × Term Loan balance

Comments Regarding Exceptions: See Attached.	BANK USE ONLY
Sincerely,	Received by:	AUTHORIZED SIGNER
Isis Pharmaceuticals, Inc.
SIGNATURE	Date:
	Verified:	AUTHORIZED SIGNER
TITLE	Date:
DATE	Compliance Status:	Yes No

CORPORATE BORROWING RESOLUTION

Borrower:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, CA 92008	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054-1191

        I, the Secretary or Assistant Secretary of ISIS PHARMACEUTICALS, INC. ("Borrower"), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

        I certify that at a meeting of Borrower's Directors (or by other authorized corporate action) duly held the following resolutions were adopted.

        It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower and:

        Borrow Money.    Borrow money from Silicon Valley Bank ("Bank").

        Execute Loan Documents.    Execute any loan documents Bank requires.

        Grant Security.    Grant Bank a security interest in any of Borrower's assets.

        Negotiate Items.    Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

        Further Acts.    Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

        Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation.

        I certify that the persons listed above are Borrower's officers with the titles and signatures shown following their names and that these resolutions have not been modified and are currently effective.

CERTIFIED TO AND ATTESTED BY:
X	*Secretary or Assistant Secretary
X

*NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.

EXHIBIT D

NEGATIVE PLEDGE AGREEMENT

NEGATIVE PLEDGE AGREEMENT

        This Negative Pledge Agreement is made as of December 15, 2003, by and between Isis Pharmaceuticals, Inc. ("Borrower"), and Silicon Valley Bank ("Bank").

        In connection with, among other documents, the Loan and Security Agreement (the "Loan Documents") being concurrently executed herewith between Borrower and Bank, Borrower agrees as follows:

        ARTICLE I    Except as otherwise permitted under the Loan Documents and except for (i) licenses or Transfers of Intellectual Property in the ordinary course of business and/or (ii) other licenses or Transfers of Intellectual Property that are approved by Borrower's board of directors, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's intellectual property, including, without limitation, the following:

  1.1
  Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held;

  1.2
  All mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired;

  1.3
  Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

  1.4
  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

  1.5
  All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications;

  1.6
  Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, including without limitation;

  1.7
  Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

  1.8
  All licenses or other rights to use any of the Copyrights, Patents, Trademarks or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

  1.9
  All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works.

        ARTICLE II    It shall be an event of default under the Loan Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge Agreement.

        ARTICLE III    Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Documents.

BORROWER:
ISIS PHARMACEUTICALS, INC.
By:	/s/ B. LYNNE PARSHALL
Name:	B. Lynne Parshall
Title:	EVP and CFO
BANK:
SILICON VALLEY BANK
By:	/s/ LINDA LE BEAU
Name:	Linda Le Beau
Title:	SVP

EXHIBIT E

OPINION OF COUNSEL

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LOAN AND SECURITY AGREEMENT between SILICON VALLEY BANK and ISIS PHARMACEUTICALS, INC. December 15, 2003 $32,000,000
EXHIBIT D NEGATIVE PLEDGE AGREEMENT NEGATIVE PLEDGE AGREEMENT